EXHIBIT 99.1

First Data Reports Third Quarter 2015 Financial Results

•	Q3 GAAP Consolidated revenue of $2.9 billion, up 5% YoY

•	Q3 Segment revenue of $1.8 billion, up 4%, or up 7% excluding currency impacts

•	Q3 GAAP Operating profit of $402 million, up 14%

•	Q3 Adjusted EBITDA of $703 million, up 7%

•	Q3 Adjusted EBITDA margin expands 130 basis points to 39.1%

•	Q3 GAAP Net loss improved by $109 million to $126 million; Adjusted net income of $191 million

•	Strengthening balance sheet through $2.8 billion IPO and debt refinancings

NEW YORK, OCTOBER 26, 2015 - First Data Corporation (NYSE: FDC), a global leader in commerce-enabling technology and solutions, today reported financial results for the third quarter ended September 30, 2015. Consolidated revenue for the third quarter was $2.9 billion, up 5% versus the prior year period. Segment revenue, which modifies consolidated revenue for pass-through items and other impacts, was $1.8 billion for the quarter, up 4% versus the prior year period, or up 7% excluding currency impacts.

For the third quarter, the net loss attributable to First Data was $126 million, a $109 million improvement from the $235 million loss in the prior year period. Adjusted net income, which modifies net income for items such as debt extinguishment charges, amortization of acquisition intangibles, stock-based compensation, restructuring costs and other non-normal course items, was $191 million, up $5 million versus the prior year period as improved operating performance and reduced interest expense was largely offset by the non-recurrence of tax benefits in the year-ago period.

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $703 million, up 7% versus the prior year period. Adjusted EBITDA margin for the quarter was 39.1%, up 130 basis points versus the prior year period.

“We are pleased to report healthy growth in both revenue and adjusted EBITDA coupled with margin expansion,” said Frank Bisignano, First Data Chairman and CEO. “We have made significant investments in innovative solutions, geographic expansion, our sales force, controls and infrastructure, each of them important steps in our ongoing transformation. The third quarter and the past few weeks also marked additional milestones in our efforts to transform our balance sheet with the $2.8 billion IPO and further debt refinancings."

Segment Results

Global Business Solutions (GBS) provides retail point-of-sale merchant acquiring and eCommerce services, next-generation offerings such as mobile payment services, as well as the company's cloud-based Clover® point-of-sale operating system and its marketplace of proprietary and third-party business apps. Approximately 75% of GBS revenue is generated in North America.

Segment revenue for the third quarter was $1.0 billion, up 2% versus the prior year period, or up 6% on a constant currency basis. Within geographic regions, North America revenue of $813 million increased 4% versus the prior year period primarily due to growth in product sales and transactions. EMEA revenue was $134 million, down 8%, or up 6% on a constant currency basis, driven primarily by increased transaction growth.

Segment EBITDA was $431 million, up 4% versus the prior year period. Segment EBITDA margin for the third quarter was 41.8%, up 80 basis points versus the prior year period.

Global Financial Solutions (GFS) provides credit and retail private-label card processing, output services and next-generation offerings, such as its VisionPLUS Flex software, which enables card issuers to manage all of their payments-related products and services as a single, integrated “one-stop-shop” solution. Approximately 55% of GFS revenue is generated in North America and approximately 30% is generated in EMEA.

Segment revenue for the third quarter was $391 million, up 3% versus the prior year period, or up 9% on a constant currency basis. Within geographic regions, North America revenue of $232 million was up 11% primarily due to growth from existing clients and increased card personalization volume due to EMV demand. EMEA revenue was $114 million, down 5%, or up 8% on a constant currency basis, due to growth from existing clients and higher professional services fees.

Segment EBITDA was $145 million, up 9% versus the prior year period. Segment EBITDA margin for the third quarter was 37.1%, up 190 basis points versus the prior year period.

Network & Security Solutions (NSS) provides a wide range of network services such as Electronic Funds Transfer (EFT) Network Solutions, Stored Value Network Solutions, and Security and Fraud Management Solutions. Virtually all of NSS revenue is generated in North America.

Segment revenue for the third quarter was $374 million, up 9% versus the prior year period. Revenue growth in the quarter was primarily driven by transaction growth in EFT Network Solutions, growth in merchant security solutions and increased stored value volume.

Segment EBITDA was $162 million, up 7% versus the prior year period. Segment EBITDA margin for the third quarter was 43.3%, down 70 basis points versus the prior year period.

Cash Flow

For the third quarter, the company generated $234 million in cash flow from operations, up $24 million versus the prior year period. The company finished the quarter with approximately $1.0 billion in unrestricted liquidity.

Improvements to Capital Structure

As previously announced, on July 10, 2015, First Data closed on new term loans totaling approximately $1 billion comprising $725 million in dollar denominated loans and €250 million in euro denominated loans, with an interest rate of LIBOR plus 375 basis points. The proceeds of these term loans were used to repay a portion of the $1.6 billion, 7.375% senior secured first lien notes due 2019 along with fees and expenses. The new term loans mature in July 2022.

Additionally, on August 11, 2015, First Data issued $1.2 billion in first lien senior secured notes with an interest rate of 5.375%. The proceeds of these notes were used to call the remaining $640 million, 7.375% senior secured first lien notes due 2019 and the entire $510 million, 8.875% senior secured first lien notes due in 2020, along with fees and expenses. The new notes mature in August 2023.

Recent Events

$2.8 billion Initial Public Offering

In October 2015, First Data will have raised approximately $2.8 billion from issuing approximately 176,000,000 shares of Class A common stock at a price of $16 per share.

The company intends to use the net proceeds from the offering to redeem all $510 million aggregate principal amount of its 11.25% senior unsecured notes due 2021, approximately $1.8 billion aggregate principal amount of its 12.625% senior unsecured notes due 2021, and to pay applicable premiums and related fees and expenses, and for general corporate purposes.

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP (generally accepted accounting principles) measures and should be viewed in addition to, and not in lieu of, the company's reported results. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measures, provide a more complete understanding of our business. Investors are strongly encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain items and other adjustments and is used by management as a measure of operating performance. The company believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that the company does not expect to continue at the same level in the future. Adjusted Net Income, a measure used by management to measure operating performance, is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted Net Income is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that Adjusted Net Income is helpful in highlighting trends because Adjusted Net Income excludes the results of items that may mask underlying trends in the business. Because not all companies use identical calculations, this presentation of Adjusted EBITDA and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

Certain measures in this release are presented excluding the estimated impact of foreign currency changes (constant currency). To present this information, monthly results in the current period for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding month of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Once translated, each month in the period is added together to calculate the constant currency current period results.

Reconciliations to comparable GAAP measures are available in the accompanying schedules and in the "Investor Relations" section of the company's website at investor.firstdata.com.

Investor Conference Call

The company will host a conference call and webcast on Tuesday, October 27, 2015, at 8 a.m. EDT to review the third quarter 2015 financial results.

To listen to the call, dial +1 (800) 708-4540 (U.S.) or +1 (847) 619-6397 (outside the U.S.); passcode 40850206, at least 10 minutes prior to the start of the call. The call will be webcast on the “Investor Relations” section of the First Data website at investor.firstdata.com and a slide presentation to accompany the call will also be available on the website.

A replay of the call will be available through November 11, 2015, at +1 (888) 843-7419 (U.S.) or +1 (630) 652-3042 (outside the U.S.); passcode 40850206 and via webcast at investor.firstdata.com.

Please note: Other than the replay, First Data has not authorized, and disclaims responsibility for any recording, replay or distribution of any transcription of this call.

About First Data

First Data is a global leader in commerce-enabling technology and solutions, serving approximately six million business locations and 4,000 financial institutions in 118 countries around the world. The company’s 23,000 owner-associates are dedicated to helping companies, from start-ups to the world’s largest corporations, conduct commerce every day by securing and processing more than 2,300 transactions per second and $1.9 trillion per year.

Contact

Peter Poillon Investor Relations First Data 212-266-3565 Peter.Poillon@firstdata.com	Liidia Liuksila Public Relations First Data 212-515-0174 Liidia.Liuksila@firstdata.com

First Data Corporation
Consolidated Statements of Operations
(Unaudited)
(in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Revenues:
Transaction and processing service fees (a)	$1,673	$1,652	1%	$4,906	$4,864	1%
Product sales and other	309	252	23%	844	712	19%
Total revenues (excluding reimbursable items)	1,982	1,904	4%	5,750	5,576	3%
Reimbursable PIN debit fees, postage and other	938	888	6%	2,737	2,693	2%
Total revenues	2,920	2,792	5%	8,487	8,269	3%

Expenses:
Cost of services (exclusive of items shown below)	686	671	2%	2,055	1,971	4%
Cost of products sold	96	80	20%	257	240	7%
Selling, general and administrative	521	528	-1%	1,567	1,538	2%
Depreciation and amortization	257	268	-4%	760	796	-5%
Other operating expenses:
Restructuring, net	20	4	400%	40	11	264%
Total expenses (excluding reimbursable items)	1,580	1,551	2%	4,679	4,556	3%
Reimbursable PIN debit fees, postage and other	938	888	6%	2,737	2,693	2%
Total expenses	2,518	2,439	3%	7,416	7,249	2%
Operating profit	402	353	14%	1,071	1,020	5%

Interest income	1	2	-50%	3	9	-67%
Interest expense	(389)	(407)	-4%	(1,202)	(1,334)	-10%
Loss on debt extinguishment	(108)	(271)	-60%	(108)	(274)	-61%
Other (expense) income (b)	(10)	57	NM	1	140	-99%
	(506)	(619)	-18%	(1,306)	(1,459)	-10%

(Loss) income before income taxes and equity earnings in affiliates	(104)	(266)	-61%	(235)	(439)	-46%

Income tax expense (benefit)	32	(23)	NM	45	54	-17%
Equity earnings in affiliates (a)	61	55	11%	175	163	7%
Net loss	(75)	(188)	-60%	(105)	(330)	-68%
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	51	47	9%	159	140	14%
Net loss attributable to First Data Corporation	$(126)	$(235)	-46%	$(264)	$(470)	-44%

(See accompanying notes)

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Segment Revenues (c):
Global Business Solutions	$1,032	$1,013	2%	$3,050	$2,997	2%
Global Financial Solutions	391	378	3%	1,101	1,098	—%
Network & Security Solutions	374	343	9%	1,066	1,010	6%
Total segment revenues	1,797	1,734	4%	5,217	5,105	2%
Adjustments to reconcile to Consolidated revenues (d):
Adjustments for non-wholly-owned entities (e)	18	15	20%	58	31	87%
Independent Sales Organization (ISO) commission expense (f)	167	155	8%	475	440	8%
Reimbursable PIN debit fees, postage, and other	938	888	6%	2,737	2,693	2%
Consolidated revenues	$2,920	$2,792	5%	$8,487	$8,269	3%

Segment EBITDA (g):
Global Business Solutions	$431	$415	4%	$1,245	$1,252	-1%
Global Financial Solutions	145	133	9%	388	379	2%
Network & Security Solutions	162	151	7%	448	448	—%
Subtotal segment EBITDA	738	699	6%	2,081	2,079	—%
Corporate	(35)	(43)	-19%	(113)	(128)	-12%
Adjusted EBITDA	703	656	7%	1,968	1,951	1%
Adjustments to reconcile to Net loss attributable to
First Data Corporation (d):
Adjustments for non-wholly-owned entities (e)	6	7	-14%	19	17	12%
Depreciation and amortization	(257)	(268)	-4%	(760)	(796)	-5%
Interest expense	(389)	(407)	-4%	(1,202)	(1,334)	-10%
Interest income	1	2	-50%	3	9	-67%
Loss on debt extinguishment	(108)	(271)	-60%	(108)	(274)	-61%
Other items (h)	(32)	44	NM	(82)	96	NM
Income tax (expense) benefit	(32)	23	NM	(45)	(54)	-17%
Stock-based compensation	(8)	(11)	-27%	(31)	(45)	-31%
Costs of alliance conversions (i)	—	(4)	-100%	(5)	(17)	-71%
Kohlberg Kravis Roberts & Co. (KKR) related items (j)	(6)	(6)	—%	(17)	(20)	-15%
Debt issuance costs (k)	(4)	—	NM	(4)	(3)	33%
Net loss attributable to First Data Corporation	$(126)	$(235)	-46%	$(264)	$(470)	-44%

Segment depreciation and amortization (a):
Global Business Solutions	$124	$130	-5%	$365	$387	-6%
Global Financial Solutions	98	107	-8%	293	306	-4%
Network & Security Solutions	22	23	-4%	65	70	-7%
Corporate	8	1	700%	20	17	18%
Total segment depreciation and amortization	252	261	-3%	743	780	-5%
Adjustments to reconcile to consolidated depreciation and amortization:
Adjustments for non-wholly-owned entities (e)	20	22	-9%	62	63	-2%
Amortization of initial payments for new contracts	14	13	8%	38	35	9%
Total consolidated depreciation and amortization per Consolidated Statements of Cash Flows	286	296	-3%	843	878	-4%
Amortization of equity method investments	(15)	(15)	—%	(45)	(47)	-4%
Amortization of initial payments for new contracts	(14)	(13)	8%	(38)	(35)	9%
Total consolidated depreciation and amortization per Consolidated Statements of Operations	$257	$268	-4%	$760	$796	-5%

(See accompanying notes)

First Data Corporation
Notes to Financial Schedules
(Unaudited)

(a)
Includes amortization of initial payments for new contracts (presented in "Summary Segment Data"), which is recorded as a contra-revenue within "Transaction and processing service fees" and amortization related to equity method investments, which is netted within the "Equity earnings in affiliates" line of $15 million and $45 million for the three and nine months ended September 30, 2015, respectively, and $15 million and $47 million for the three and nine months ended September 30, 2014, respectively.

(b)	Other income (expense) includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses), as applicable to the periods presented.

(c)
Segment revenues exclude reimbursable PIN debit fees, postage and other revenue. For significant affiliates, segment revenue is reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue. In addition, our Global Business Solutions segment measures reflect revenue-based commission payments to ISOs and sales channels, which are treated as an expense in the consolidated statements of operations as contra revenue to be consistent with revenue share arrangements with other ISOs and sales channels that are recorded as contra revenue.

(d)	Reconciles "Segment revenues" to "Consolidated revenues" or "Adjusted EBITDA" to "Net loss attributable to First Data Corporation" as reported on the Consolidated Statements of Operations.

(e)
Net adjustment to reflect our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue and segment EBITDA.

(f)
Independent Sales Organization commissions are presented as contra-revenues for Global Business Solutions segment revenues reporting purposes while certain of such commissions are reflected as expense in the Consolidated Statements of Operations.

(g)
Segment EBITDA includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, and other income (expense).

(h)
Includes adjustments to exclude the official check and money order businesses due to the Company’s wind down of these businesses, restructuring, non-normal course litigation and regulatory settlements, and "Other income (expense)" as presented in the Consolidated Statements of Operations, which includes divestitures, impairments, derivative gains and (losses), non-operating foreign currency gains and (losses).

(i)	Costs of alliance conversions primarily represent costs directly associated with the strategy to have First Data Corporation operate the Bank of America N.A.'s (the Bank) legacy settlement platform.

(j)	Represents KKR annual sponsorship fees for management, consulting, financial and other advisory services.

(k)	Debt issuance costs represent costs associated with issuing debt and modifying First Data Corporation's debt structure.

First Data Corporation
Selected Consolidated Balance Sheet and Cash Flow Data and Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)

SELECTED CONSOLIDATED BALANCE SHEET DATA
	As of	As of
	September 30, 2015	December 31, 2014

Cash and cash equivalents	$368	$358
Current settlement assets	7,114	7,555
Total assets	33,440	34,200

Short-term and current portion of long-term borrowings	361	161
Settlement obligations	7,115	7,557
Long-term borrowings	20,816	20,760
Total liabilities	31,376	31,600

Redeemable noncontrolling interest	78	70

Total First Data Corporation stockholder's deficit	(1,033)	(570)
Noncontrolling interests	3,019	3,100
Total equity	1,986	2,530

SELECTED CONSOLIDATED CASH FLOW DATA
	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014

Source/(Use) of cash
Net cash provided by operating activities	$234	$210	$687	$599

Net cash used in investing activities	(167)	(182)	(554)	(165)

Net cash used in financing activities	(39)	(174)	(109)	(452)

Supplemental cash flow data
Cash interest payments on long-term debt (a)	$584	$630	$1,330	$1,497

(a)	For purposes of this schedule, long-term debt excludes interest on capital leases.

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended September 30,
	2015	2014	% Change
First Data Corporation
Net loss attributable to First Data Corporation	$(126)	$(235)	-46%
Adjustments to reconcile to Net loss attributable to First Data Corporation:
Stock-based compensation	11	11	—%
Loss on debt extinguishment	108	271	-60%
Mark-to-market adjustment for derivatives and euro-denominated debt (a)	13	(58)	NM
Amortization of acquisition intangibles (b)	153	163	-6%
Restructuring, impairment, litigation and other (c)	32	34	-6%
Adjusted net income	$191	$186	3%

(a)	Represents mark-to-market activity related to our undesignated hedges, ineffectiveness of our designated hedges, and mark-to-market activity on our euro-denominated debt held in the United States.

(b)	Represents amortization of intangibles established in connection with the acquisition of the Company by affiliates of KKR and acquisitions we have made since 2007.

(c)	Includes net restructuring, impairments, non-normal course litigation and regulatory settlements, investment gains and losses, net divestitures, and other unusual items.

First Data Corporation
Forward Looking Statements

Notice to Investors, Prospective Investors and the Investment Community; Cautionary Information Regarding Forward-Looking Statements

Certain matters we discuss in our public statements may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans, projections or intentions. Examples of forward-looking statements include, but are not limited to, all statements we make relating to revenue, EBITDA, earnings, margins, growth rates and other financial results for future periods. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results could differ materially and adversely from our forward-looking statements due to a variety of factors, including the following: (1) adverse impacts from global economic, political, and other conditions affecting trends in consumer, business, and government spending; (2) our ability to anticipate and respond to changing industry trends, including technological changes and increasing competition; (3) our ability to successfully renew existing client contracts on favorable terms and obtain new clients; (4) our ability to prevent a material breach of security of any of our systems; (5) our ability to implement and improve processing systems to provide new products, improve functionality, and increase efficiencies; (6) our merchant alliance program which involves several alliances not under our sole control and each of which acts independently of the others; (7) credit and fraud risks in our business units and merchant alliances, particularly in the context of eCommerce and mobile markets; (8) consolidation among financial institution clients or other client groups that impacts our client relationships; (9) our ability to improve our profitability and maintain flexibility in our capital resources through the implementation of cost savings initiatives; (10) our ability to successfully value and integrate acquired businesses, including those outside of the United States; (11) our high degree of leverage; (12) adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise; (13) changes in the interest rate environment that increase interest on our borrowings or the interest rate at which we can refinance our borrowings; (14) the impact of new laws, regulations, credit card association rules, or other industry standards; and (15) new lawsuits, investigations, or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings, and various other factors set forth in Risk Factors in our Prospectus, dated October 14, 2015, filed with the Securities and Exchange Commission pursuant to Rule 424(b).